Exhibit 10.2

[English translation from the original Russian language document]

January 14, 2013

To:	Mr. Tcahai Hairullaevich Katcaev

To:	VARWOOD HOLDINGS LIMITED

Attention: Mr. Tcahai Hairullaevich Katcaev

Re:           TOT MONEY LLC, a company organized and existing under the laws of the Russian Federation (the “Company” or “TOT Money”)

Dear Mr. Katcaev:

Reference is hereby made to the agreement that VARWOOD HOLDINGS LIMITED, a company organized and existing under the laws of Belize is the indirect owner of twenty (20) percent of the Company (the “Minority Owner”). In addition, it is understood that the Minority Owner, through Mr. Tcahai Hairullaevich Katcaev (“Katcaev”) provides key management and operational services to the Company.

For as long as (a) Minority Owner owns, directly or indirectly, at least twenty (20) percent of the total charter capital of the Company and (ii) Mr. Tcahai Hairullaevich Katcaev continues to be employed by the Company, the parties hereby agree as follows:

1.           The Company shall make a quarterly payment of 750,000 (seventy five hundred thousand) United States Dollars to Mr. Tcahai Hairullaevich Katcaev to the extent that TOT Money’s Average Calculated Margin during each quarter of the calendar year 2013 meets the criteria set forth below:

Quarterly TOT Money’s Average Calculated Margin during a quarter of the calendar years 2013-2014 is at least 11 (eleven) percent.

2.           For purposes of this letter agreement, “TOT Money’s Average Calculated Margin” means, with respect to TOT Money and its Subsidiaries, for a quarter of the calendar year 2013, margin is defined as the quotient of: (i) in the numerator – the difference between the sum of money received from the operators/aggregators and payments to partners (data provided by the billing system), (ii) in the denominator – the sum of money received from the operators/aggregators. In order for the “TOT Money’s Average Calculated Margin” to be effective, it shall be verified and confirmed by an independent third party (the “Independent Third Party”). The Independent Third Party means any firm listed on Annex A or any other internationally recognized accounting firm as unanimously agreed by the participants of the Company, including any Affiliate of such firms.

The payment specified in the Paragraph 1 hereof shall be effected within 5 (five) working days upon any of the events specified below occurs (whichever occurs first):

(a) confirmation of “TOT Money’s Average Calculated Margin” by the Independent Third Party;

(b) expiration of 90 days after the last day of the corresponding quarter.

3. In the event of (a) any breach or non-performance of the obligations of Mr. Tcahai Hairullaevich Katcaev under his employment contract with TOT Money or (b) the Minority Owner’s or any of its Affiliates’ (other than the Company and Subsidiaries of the Company) breach of any of its obligations as Minority Owner, as unanimously agreed at a later date by and between the Participants of the Company, and, in each case, such breach or non-performance is not cured within thirty (30) days after notice to Minority Owner, then, in addition to any other remedy at law or in equity:

(i) Minority Owner and its Affiliates (other than the Company and Subsidiaries of the Company) shall automatically forfeit any and all rights to receive any payments pursuant to this letter agreement.

4. Mr. Tcahai Hairullaevich Katcaev shall receive a monthly consulting payment equal to thirty (30) percent of TOT Money’s US GAAP earnings before taxes. TOT Money is responsible for any and all tax payments as required under Russian legislation. For the avoidance of doubt, the monthly consulting payment referenced herein shall be part of TOT Money’s operational expenses.

5. This Agreement and all agreements executed pursuant hereto shall be in the Russian language. In case of any translation of this Agreement or any provision hereof being prepared or any dispute arising over the meaning of any provision hereof, the Russian language version shall prevail.

6. The Company and its Subsidiaries shall be permitted to declare and make dividends if, and only if, such dividends are declared and made pro rata to all Участникам (Shareholders), with all Shareholders receiving the same type and kind of dividend payment, in the same proportion (whether in cash, securities, assets or other consideration). However, any and all dividends paid to the Minority Owner, shall be reduced by the sum of all monthly consulting payments made between dividend payments to Mr. Tcahai Hairullaevich Katcaev. .

7. This letter agreement, and any claim hereunder, shall be governed by, and construed in accordance with, the laws of the Russian Federation applicable to contracts executed in and to be performed in that country and without giving effect to any choice or conflict of law provision or rule (whether of Belize or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the Russian Federation.

8. This letter agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto. No party hereto may, without the prior written consent of the other parties hereto, assign, grant any security interest over, hold on trust or otherwise transfer, in whole or in part, any of its rights and obligations under this letter agreement. Except as expressly provided for herein, nothing in this letter agreement shall confer any rights upon any Person that is not a party hereto or the successor or permitted assignee of a party to this letter agreement. This letter agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

[Balance of Page Intentionally Left Blank]

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Please indicate your consent to the terms of this letter agreement by signing and dating a duplicate copy thereof and returning it to the undersigned.

OOO TOT Money

By:
Name:
Title:

Agreed and accepted January ___, 2013:

Mr. Tcahai Hairullaevich Katcaev, individually

VARWOOD HOLDINGS LIMITED

By:
Name:
Title:

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ANNEX A

1.	ICLC
2.	Alinga Consulting and Audit, LLC
3.	Audit Firm Femida Audit LLC
4.	AuditProfit LLC
5.	Benefit Management & Consulting
6.	CJSC The Independent Consulting Group "2K Audit - Business Consulting"
7.	Ernst & Young LLC
8.	'Finances M' close company
9.	Intercom-Audit
10.	Interexpertiza LLC
11.	Nexia Pacioli
12.	OOO Moore Stephens
13.	Rosexpertiza LLC
14.	RSM Top-Audit Limited Liability Company
15.	UHY Yans-Audit, LLC
16.	ZAO BDO
17.	ZAO KPMG
18.	ZAO PricewaterhouseCoopers Audit
19.	ZAO Deloitte & Touche

OOO TOT Money

By:
Name:
Title:

Agreed and accepted January ___, 2013:

Mr. Tcahai Hairullaevich Katcaev, individually

VARWOOD HOLDINGS LIMITED

By:
Name:
Title:

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